UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 11, 2018 (July 5, 2018)

New Mountain Finance Corporation

(Exact name of registrant as specified in its charter)

Delaware	814-00832	27-2978010
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

787 7th Avenue, 48th Floor, New York, NY 10019

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 720-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.  Entry into a Material Definitive Agreement.

Unsecured Notes Offering

On July 5, 2018, New Mountain Finance Corporation (the “Company”) entered into a third supplement (the “Supplement”) to its Amended and Restated Note Purchase Agreement dated September 30, 2016 (the “Note Purchase Agreement”). Pursuant to the Supplement, on July 5, 2018, the Company issued to an institutional investor identified therein, in a private placement, $50,000,000 in aggregate principal amount of 5.36% Series 2018B Senior Notes due June 28, 2023 (the “Notes”) as an additional series of notes under the Note Purchase Agreement. Except as set forth in the Supplement, the Notes have the same terms as the $90,000,000 in aggregate principal amount of the 5.313% Senior Notes due May 15, 2021, the $55,000,000 in aggregate principal amount of the 4.76% Series 2017A Senior Notes due July 15, 2022, and the $90,000,000 in aggregate principal amount of the 4.87% Series 2018A Senior Notes due January 30, 2023 (collectively, the “Prior Notes”) that the Company previously issued pursuant to the Note Purchase Agreement, and the first supplement and the second supplement thereto, respectively. The Supplement includes certain additional covenants and terms, including, without limitation, a requirement that the Company not exceed a debt-to-equity ratio of 1.65 to 1.00 at the time of incurring additional indebtedness and a requirement that the Company not exceed a secured debt ratio of 0.70 to 1.00 at any time.

The Notes will rank equal in priority with the Company’s other unsecured indebtedness, including the Prior Notes.  Interest on the Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2019.  This interest rate is subject to increase in the event that: (i) subject to certain exceptions, the Notes or the Company cease to have an investment grade rating or (ii) the aggregate amount of the Company’s unsecured debt falls below $150,000,000.  In each such event, the Company also has the option to offer to prepay the Notes at par, in which case the holders of the Notes who accept the offer would not receive the increased interest rate. In addition, the Company is obligated to offer to prepay the Notes at par if the Company’s investment adviser, New Mountain Finance Adviser BDC, L.L.C. (the “Investment Adviser”), or an affiliate thereof, ceases to be the Company’s investment adviser or if certain change in control events occur with respect to the Investment Adviser. The Note Purchase Agreement also contains customary terms and conditions for unsecured notes issued in a private placement, including, without limitation, affirmative and negative covenants such as information reporting, maintenance of the Company’s status as a business development company under the Investment Company Act of 1940, as amended, and a regulated investment company under the Subchapter M of the Internal Revenue Code of 1986, as amended, minimum stockholders’ equity, minimum asset coverage ratio, and prohibitions on certain fundamental changes at the Company or any subsidiary guarantor, as well as customary events of default with customary cure and notice, including, without limitation, nonpayment, misrepresentation in a material respect, breach of covenant, cross-default under other indebtedness of the Company or certain subsidiaries, certain judgments and orders, and certain events of bankruptcy.

The description above is only a summary of the material provisions of the Supplement and is qualified in its entirety by reference to the copy of the Supplement which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference thereto.

NMFC Credit Facility Amendment

On July 5, 2018, the Company entered into Amendment No. 4 (the “Amendment”) to the Company’s existing senior secured revolving credit facility provided by Goldman Sachs Bank USA, as the administrative agent, and the lenders party thereto, including Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., and Stifel Bank & Trust (the “NMFC Credit Facility”).  The Amendment reduces the minimum asset coverage ratio that the Company must maintain at the time of any borrowing under the NMFC Credit Facility and as of each quarter end from 2.00 to 1 to 1.50 to 1. The Amendment also includes a requirement that the Company not exceed a debt-to-equity ratio of 1.65 to 1.00 at the time of incurring additional indebtedness and a requirement that the Company not exceed a secured debt ratio of 0.70 to 1.00 at any time.

Goldman, Sachs & Co., an affiliate of Goldman Sachs Bank USA, served as the Company’s placement agent in connection with the offering of the Notes. In addition, the lenders under the NMFC Credit Facility, and their respective affiliates, may from time to time receive customary fees and expenses in the performance of investment banking, financial advisory, or other services for the Company.

The description above is only a summary of the material provisions of the Amendment and is qualified in its entirety by reference to the copy of the Amendment which is filed as Exhibit 10.2 to this current report on Form 8-K and is incorporated herein by reference thereto

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

(d)         Exhibits.

Exhibit No.

10.1	Third Supplement to Amended and Restated Note Purchase Agreement, dated July 5, 2018, by and between New Mountain Finance Corporation and the purchaser party thereto.

10.2

Amendment No. 4, dated as of July 5, 2018, to the Senior Secured Revolving Credit Agreement dated June 4, 2014, by and among New Mountain Finance Corporation, as borrower, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MOUNTAIN FINANCE CORPORATION

Date: July 11, 2018	By:	/s/ Karrie J. Jerry
		Name:	Karrie J. Jerry
		Title:	Corporate Secretary